INVESTMENT ADVISORY AGREEMENT

Appendix A
COMPENSATION SCHEDULE
(Revised September 8, 2017)
For the services delineated in this Agreement, the Advisor shall receive an investment advisory fee equal to an annualized rate of the average daily net assets of each of the Funds as listed below.  The fee shall be calculated as of the last business day of each month based upon the average daily net assets of each Fund determined in the manner described in the Funds' Prospectus and Statement of Additional Information.

FUND	INVESTMENT ADVISORY FEE
1. Cavalier Adaptive Income Fund	1.00%
2. Cavalier Dividend Income Fund	0.90%
3. Cavalier Dynamic Growth Fund	1.00%
4. Cavalier Fundamental Growth Fund	1.00%
5. Cavalier Global Opportunities Fund	1.10%
6. Cavalier Hedged High Income	1.00%
7. Cavalier Multi Strategist Fund	1.00%
8. Cavalier Tactical Rotation	1.00%

STARBOARD INVESTMENT TRUST On behalf of the Cavalier Funds
By:	/s/ Katherine M. Honey
Name:	Katherine M. Honey
Date:	September 8, 2017
Cavalier Investments, Inc.
By:	/s/ Gregory A. Rutherford
Name:	Gregory A. Rutherford, CFP
Date: